Exhibit 99.1

LOOP INDUSTRIES REPORTS Second QUARTER FISCAL 2026 RESULTS AND PROVIDES UPDATE ON POSITIVE PROGRESS TOWARDS COMMERCIALIZATION

●	OFFTAKE AGREEMENT FOR INFINITE LOOP INDIA WITH LEADING SPORTS APPAREL BRAND
●	OFFTAKE AGREEMENT TO SUPPLY DMT TO TARO PLAST FROM INFINITE LOOP INDIA
●	STRATEGIC ALLIANCES WITH SHINKONG AND HYOSUNG TNC TO SUPPORT SHIFT BY GLOBAL APPAREL BRANDS TO TEXTILE-TO-TEXTILE CIRCULAR POLYESTER
●	ACQUISITION AGREEMENT FOR 93 ACRE SITE FOR INDIA INFINITE LOOP FACILITY
●	POSITIVE PROGRESS ON PROJECT DEBT FINANCING FOR INFINITE LOOP INDIA
●	CONTINUED ADVANCEMENT ON COMMERCIALIZATION TIMELINE FOR INFINITE LOOP EUROPE

LOOP MANAGEMENT TO HOLD UPDATE CALL AT 8:45 AM ET ON THURSDAY, OCTOBER 16, 2025

MONTREAL, QC/ACCESSWIRE/OCTOBER 15, 2025 — Loop Industries, Inc. (Nasdaq: LOOP) (the “Company,” “Loop,” “we,” “us,” or “our”), a clean technology company whose mission is to accelerate a circular economy for polyester by manufacturing 100% recycled polyethylene terephthalate (“PET”) plastic and textile-to-textile (T2T) polyester, today reported its consolidated financial results for the second quarter of fiscal year 2026 and provided an update on key milestones.

Infinite Loop™ India Update

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Offtake agreements secured for India: In September 2025, Loop executed a multi-year offtake agreement with a leading global branded sports apparel company for the sale of Twist™ polyester from the Infinite Loop India facility. Loop also executed an offtake agreement with Taro Plast S.p.A., an Italy-based specialty polymer manufacturer, for the sale of Loop™ DMT from the Infinite Loop India facility. We continue to advance negotiations with additional apparel and CPG brands to secure further offtake agreements.

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Strategic alliance with Shinkong: In August 2025, Loop announced a strategic alliance with Shinkong Synthetic Fibers Corporation (“Shinkong”), a leader in Taiwan's polyester industry and a global leader in sustainable and high-performance polyester yarn solutions for apparel brands, to support the shift by global brands to textile-to-textile circular polyester. This strategic partnership aims to combine Loop's branded textile-to-textile Twist™ polyester and Shinkong's polyester fiber spinning capabilities and customer network.

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Strategic alliance with Hyosung TNC: In September 2025, Loop announced a strategic alliance with Hyosung TNC, a complete sustainable textile solutions provider and the world's largest manufacturer of spandex by market share. This alliance aims to combine Loop's branded textile-to-textile Twist™ polyester and Hyosung TNC's industry-leading expertise in advanced textile materials.

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Site acquisition agreement executed: In August 2025, ELITe, our India JV with Ester Industries Ltd., executed an agreement for the acquisition of approximately 93 acres in Gujarat, India, for total consideration of $10.5M which represents a $5M reduction in the amount included in project cost estimate. The site has excellent strategic access to textile waste for feedstock, renewable clean energy, and industrial infrastructure. There is sufficient land on the site for both the planned initial 70,000 metric ton facility and an additional 100,000 metric ton capacity expansion.

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Engineering services agreement signed: In June 2025, Loop executed a $1.5 million engineering services agreement with ELITe, through which Loop will support the detailed engineering phase for the Infinite Loop™ India facility. We anticipate entering into additional engineering services agreements for India throughout the construction phase.

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Project debt financing for India: ELITe has engaged KPMG to manage the debt syndication process for financing the construction of the Infinite Loop™ India facility. Positive progress is being made in discussions with potential lenders.

European Partnership with Reed Societe Generale Group

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Site selection and development activities continuing to progress: Loop and Reed Societe Generale Group are in an advanced stage of selecting a final project location for the first Infinite Loop™ facility in Europe and are engaging with government entities regarding available subsidies and incentives, as well as identifying strategic partners to support project execution.

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Loop to provide engineering and modular construction for facility: Once the project site is identified, we expect to provide engineering services to support project execution, along with a modular construction solution for the Infinite Loop™ Europe project to enhance project profitability and returns and accelerate the timing of project start-up. Loop expects to generate engineering revenues from this project in 2026.

Financial highlights

Cash operating expenses* for the quarter were $2.43 million, reflecting a year-over-year decrease of $1.74 million. At the end of the second quarter, we had total available liquidity of $9.86 million, which we believe to be sufficient to fund operations while we secure the balance of our financing requirements for our equity contribution to the India JV and for operating expenses until the start-up of the Indian facility.

*Cash operating expenses include research & development and general & administrative expenses, less stock-based compensation expenses.

CEO Comment

"This was a landmark quarter for the Infinite Loop India project. With the strategic site now secured in the Gujarat Province, we have achieved several milestones necessary to advance the facility to the construction phase. On the commercial front, we secured our foundational anchor customer through a major off-take agreement with a world-leading sports apparel company, complemented by an agreement with Taro Plast to supply sustainable DMT for the automotive industry. We are also making significant headway in securing project debt financing from a strong syndicate of international and local Indian banks," said Daniel Solomita, Founder and CEO of Loop. "The European project is also progressing well, and we are now in the final stages of site selection. Once the optimal site is secured, we anticipate this project will begin generating a meaningful new revenue stream for Loop. This revenue will be sourced from initial Engineering services and subsequent milestone licensing payments from the Reed Societe Generale Group.”

Corporate Update Call

Senior Management of Loop will host a corporate update call, followed by a question-and-answer session, which can be accessed via the dial-in numbers below.

Date:	Thursday, October 16, 2025
Time:	8:45 am Eastern Time

Participant joining details (by Telephone):

Joining by Telephone:

United States (Local): +1 646 844 6383

United States (Toll-Free): +1 833 470 1428

Access Code: 285041

OR

Registration Link: https://www.netroadshow.com/events/login/LE9zwo3j9vi4CEDzT2PfP0BtOMYEfNEIvZc

- Avoid wait time - Bypass speaking with an operator to join the call

- Receive a Calendar Invitation with call access details including your unique PIN

Results of Operations

All monetary amounts are in thousands of U.S. dollars unless otherwise specified.

The following table summarizes our operating results for the three-month periods ended August 31, 2025 and 2024, in thousands of U.S. Dollars.

	Three months ended August 31,
			Change
	2025	2024	favorable / (unfavorable)
Revenues	$-	$23	$(23)

Expenses
Research and development
Employee compensation	597	862	265
Stock-based compensation	32	131	99
Plant and laboratory operating expenses	148	197	49
External engineering	9	651	642
Other	57	104	47
Total research and development	843	1,945	1,102

General and administrative
Employee compensation	423	585	162
Stock-based compensation	248	231	(17)
Professional fees	612	1,007	395
Insurance	423	476	53
Other	165	296	131
Total general and administrative	1,871	2,595	724

Loss on equity accounted investment	43	-	(43)
Depreciation and amortization	96	129	33
Interest and other financial expenses	419	119	(300)
Interest income	(70)	(6)	64
Foreign exchange loss (gain)	2	80	78
Total expenses	3,204	4,862	1,658
Net loss	$(3,204)	$(4,839)	$1,635

Second Quarter Ended August 31, 2025

Revenues

Revenues for the three-month period ended August 31, 2025, decreased $23 to $0, as compared to $23 for the same period in 2024. The revenues of $23 for the three-month period ended August 31, 2024 resulted from sales of Loop™ PET resin.

Research and Development

Research and development expense for the three-month period ended August 31, 2025, decreased $1,102 to $843, as compared to $1,945 for the same period in 2024. The decrease was primarily attributable to a $642 decrease in external engineering expenses for design work for our Infinite Loop™ manufacturing process, and a $265 decrease in employee compensation expenses.

General and administrative expenses

General and administrative expenses for the three-month period ended August 31, 2025, decreased $724 to $1,871, as compared to $2,595 for the same period in 2024. The decrease was primarily attributable to a $395 decrease in professional fees, which was mainly due to legal costs related to our partnerships with Reed Societe Generale Group and Ester incurred in the three-month period ended August 31, 2024, and a $162 decrease in employee compensation.

Interest and other financial expenses

Interest and other financial expenses increased by $300 for the three-month period ended August 31, 2025. This increase is mainly attributable to the accrued PIK dividend on the Series B Convertible Preferred Stock issued to RCE recorded as an interest expense for $341 in the three-month period ended August 31, 2025 (2024 – nil).

Net Loss

The net loss for the three-month period ended August 31, 2025, decreased $1,635 to $3,204, as compared to $4,839 for the same period in 2024. This decrease was primarily due to the decrease of $1,102 in research and development expenses and the decrease of $724 in general and administrative expenses, which were partially offset by the $300 increase in interest and other financial expenses.

Six Months Ended August 31, 2025

The following table summarizes our operating results for the six-month periods ended August 31, 2025 and 2024, in thousands of U.S. Dollars.

	Six months ended August 31,
	2025	2024	Change
Revenues	$252	$29	$223

Expenses
Research and development
Employee compensation	1,299	1,877	578
Stock-based compensation	344	261	(83)
Plant and laboratory operating expenses	379	467	88
External engineering	14	1,279	1,265
Other	181	298	117
Total research and development	2,217	4,182	1,965

General and administrative
Professional fees	973	2,262	1,289
Employee compensation	992	1,221	229
Stock-based compensation	311	471	160
Insurance	876	968	92
Other	367	584	217
Total general and administrative	3,519	5,506	1,987

Loss on equity accounted investment	345	-	(345)
Depreciation and amortization	197	266	69
Interest and other financial expenses	837	179	(658)
Interest income	(170)	(132)	38
Foreign exchange loss (gain)	(42)	56	98
Total expenses	6,903	10,057	3,154
Net loss	$(6,651)	$(10,028)	$3,377

Revenues

Revenues for the six-month period ended August 31, 2025, increased $223 to $252, as compared to $29 for the same period in 2024. The revenues for the six-month period ended August 31, 2025 resulted from $244 in engineering fees and $8 from sales of Loop™ PET resin produced using monomers manufactured at the Terrebonne Facility. The revenues of $29 for the six-month period ended August 31, 2024 resulted from sales of Loop™ PET resin.

Research and Development

Research and development expense for the six-month period ended August 31, 2025, decreased $1,965 to $2,217, as compared to $4,182 for the same period in 2024. The decrease was primarily attributable to a $1,265 decrease in external engineering expenses for design work for our Infinite Loop™ manufacturing process, and a $578 decrease in employee compensation expenses, partially offset by a $83 increase in stock-based compensation expenses.

General and administrative expenses

General and administrative expenses for the six-month period ended August 31, 2025, decreased $1,987 to $3,519, as compared to $5,506 for the same period in 2024. The decrease was primarily attributable to a $1,289 decrease in professional fees, which was mainly attributable to legal costs related to our partnerships with Reed Societe Generale Group and Ester incurred in the six-month period ended August 31, 2024, a decrease of $229 in employee compensation expenses and a $160 decrease in stock-based compensation expense.

Loss on equity accounted investment

Loss on equity accounted investment increased by $345 for the six-month period ended August 31, 2025. This loss relates to the Company's 50% portion of the loss incurred by the India JV for the six-month period ended August 31, 2025, during which the India JV incurred preliminary project costs for the planned Infinite Loop™ facility in India, which are mainly engineering fees.

Interest and other financial expenses

Interest and other financial expenses increased by $658 for the six-month period ended August 31, 2025. This increase is mainly attributable to the accrued PIK dividend on the Series B Convertible Preferred Stock issued to RCE recorded as an interest expense for $681 in the six-month period ended August 31, 2025 (2024 – nil).

Net Loss

The net loss for the six-month period ended August 31, 2025, decreased $3,377 to $6,651, as compared to $10,028 for the same period in 2024. This decrease was primarily due to the decrease of $1,987 in general and administrative expenses and the decrease of $1,965 in research and development expenses, which were partially offset by the $658 increase in interest and other financial expenses and the increase of $345 in loss on equity accounted investment.

Loop Industries, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands of U.S. dollars, except per share data)	Three Months Ended		Six Months Ended
	August 31, 2025	August 31, 2024	August 31, 2025	August 31, 2024
Revenues	$-	$23	$252	$29

Expenses:
Research and development	843	1,945	2,217	4,182
General and administrative	1,871	2,595	3,519	5,506
Depreciation and amortization	96	129	197	266
Loss on equity accounted investments	43	-	345	-
Total expenses	2,853	4,669	6,278	9,954

Other loss (income):
Interest and other financial expenses	419	119	837	179
Interest income	(70)	(6)	(170)	(132)
Foreign exchange loss (gain)	2	80	(42)	56
Total other loss	351	193	625	103
Net loss	(3,204)	(4,839)	(6,651)	(10,028)

Other comprehensive loss:
Foreign currency translation adjustment	(6)	43	(25)	(12)
Comprehensive loss	$(3,210)	$(4,796)	$(6,676)	$(10,040)
Net loss per share
Basic and diluted	$(0.07)	$(0.10)	$(0.14)	$(0.21)
Weighted average common shares outstanding
Basic and diluted	47,769,800	47,573,302	47,716,964	47,554,357

Loop Industries, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except per share data)	As at
	August 31,	February 28,
	2025	2025

Assets
Current assets
Cash and cash equivalents	$7,310	$12,973
Accounts receivable and other	902	639
Inventories	86	82
Prepaid expenses	502	158
Total current assets	8,800	13,852
Investments in joint ventures	936	1,281
Property, plant and equipment, net	1,754	1,737
Intangible assets, net	1,800	1,708
Total assets	$13,290	$18,578

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued liabilities	$3,335	$3,545
Unearned revenue	102	102
Current portion of long-term debt	464	312
Total current liabilities	3,901	3,959
Due to customer	865	832
Series B Convertible Preferred stock	11,328	10,647
Long-term debt	2,664	2,773
Total liabilities	18,758	18,211

Stockholders’ Equity (Deficit)
Series A Preferred stock par value $0.0001; 25,000,000 shares authorized; one share issued and outstanding	-	-
Common stock par value $0.0001; 250,000,000 shares authorized; 47,863,478 shares issued and outstanding (February 28, 2025 – 47,620,263)	5	5
Additional paid-in capital	194,370	193,529
Accumulated deficit	(198,678)	(192,027)
Accumulated other comprehensive loss	(1,165)	(1,140)
Total stockholders’ equity (deficit)	(5,468)	367
Total liabilities and stockholders’ equity (deficit)	$13,290	$18,578

Loop Industries, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands of U.S. dollars)	Six Months Ended August 31,
	2025	2024
Cash Flows from Operating Activities
Net loss	$(6,651)	$(10,028)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	197	266
Stock-based compensation expense	655	732
Accrued interest and other financing costs	737	57
Loss on equity accounted investments	345	-
Changes in operating assets and liabilities:
Accounts receivable and other	(228)	(39)
Inventories	-	21
Prepaid expenses	(338)	84
Accounts payable and accrued liabilities	(321)	2,132
Net cash used in operating activities	(5,604)	(6,775)

Cash Flows from Investing Activities
Additions to intangible assets	(133)	(325)
Net cash used in investing activities	(133)	(325)

Cash Flows from Financing Activities
Proceeds from ATM equity offering, net of issuance costs	187	-
Borrowings under credit facility	-	1,587
Repayment of long-term debt	(136)	(50)
Net cash (used) provided by financing activities	51	1,537

Effect of exchange rate changes	23	-
Net decrease in cash	(5,663)	(5,563)
Cash and cash equivalents, beginning of period	12,973	6,958
Cash and cash equivalents, end of period	$7,310	$1,395

About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world's shift toward sustainable PET plastic and polyester fiber and away from its dependence on fossil fuels. Loop Industries owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles packaging and textiles such as carpets and clothing, into its base building block monomers DMT and MEG. The monomers are separated, purified and polymerized to create virgin-quality Loop™ & Twist™ branded PET resin suitable for use in food-grade packaging and polyester fiber, thus enabling our customers to meet their sustainability objectives. Loop™ & Twist™ PET can be recycled infinitely without degradation of quality, helping to close the plastic loop. Loop Industries is committed to contributing to the global movement towards a circular economy by reducing plastic waste and recovering waste plastic for a sustainable future.

Common shares of the Company are listed on the NASDAQ Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow Loop on Twitter: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

Follow Twist™ on Instagram: twistbyloop

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as defined in the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements include, without limitation, statements about anticipated project timelines, capital requirements and revenue opportunities for our projects in India and Europe, as well as the expected benefits of our offtake agreements, strategic alliance, and other partnerships. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Actual results may differ materially from the projections discussed in these forward-looking statements. The economic environment within which we operate could materially affect our actual results. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These risks and other factors include, but are not limited to, those listed under “Risk Factors.” Additional factors that could materially affect these forward-looking statements and/or projections include, among other things: (i) our ability to commercialize our technology and products, (ii) the status of our relationships with our partners, (iii) development and protection of our intellectual property and products, (iv) industry competition, (v) our need for and ability to obtain additional funding relative to our current and future financial commitments, (vi) our ability to continue as a going concern, (vii) engineering, contracting, and building our manufacturing facilities, (viii) our ability to scale, manufacture, and sell our products and to license our technology in order to generate revenues, (ix) our proposed business model and our ability to execute it, (x) our ability to obtain the necessary approvals or satisfy any closing conditions in respect of any of our proposed partnerships, (xi) our joint venture projects and our ability to recover certain expenditures in connection to them, (xii) adverse effects on the Company’s business and operations as a result of increased regulatory, media, or financial reporting scrutiny, practices, rumors, or otherwise, (xiii) public health issues, such as disease epidemics, which may lead to reduced access to capital markets, supply chain disruptions, and government-imposed business closures, (xiv) war, regional tensions, and economic or other conflicts including trade disputes and increasing protectionist measures that could impact market stability and our business; (xv) the effect of the continuing worldwide macroeconomic uncertainty and its impacts, including inflation, market volatility and fluctuations in foreign currency exchange and interest rates, (xvi) the outcome of any SEC investigations or class action litigation filed against us, (xvii) our ability to hire and/or retain qualified employees and consultants, (xviii) other events or circumstances over which we have little or no control, and (xix)  other factors discussed in Loop’s Annual Report on Form 10-K for the fiscal year ended February 28, 2025 filed with the SEC and in Loop’s subsequent filings with the SEC. More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in Loop’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise, unless otherwise required by law.

For More Information:

Investor Relations:

Kevin C. O’Dowd, Investor Relations

Loop Industries, Inc.

+1 617-755-4602

kodowd@loopindustries.com